UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934
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NGAS Resources, Inc.

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NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509
Notice of Annual Meeting
and Proxy Statement
April [29], 2010
     The annual general meeting of shareholders of NGAS Resources, Inc. will be held at 625 Howe Street, Suite 700, Vancouver, British Columbia, Canada V6C 2T6 on Thursday, June 24, 2010 at 2:00 p.m. (PDT) to vote on the proposals:
1.	Fix the size of our board of directors;

2.	Elect directors;

3	Approve share issuances under convertible notes and warrants;

4	Ratify the appointment of auditors for 2010; and

5.	Transact any other business that may properly come before the meeting.
     These voting items are described in the accompanying proxy statement. The record date for determining shareholders entitled to vote on these items at the meeting or any adjournment is April 29, 2010. A list of our shareholders as of the record date will be available for inspection at our offices in Lexington, Kentucky for ten days before the meeting during normal business hours.
     A proxy or instruction card for voting your shares is enclosed, together with our 2009 annual report on Form 10-K. If you do not plan to attend the annual meeting, please vote your shares by signing and returning the enclosed card or using one of the other methods listed on the card.
By order of the Board of Directors,
William S. Daugherty
Chairman of the Board, President
and Chief Executive Officer
Important notice about the availability of proxy materials for the shareholders meeting to be held on June 24, 2010:
Our proxy statement and 2009 annual report are available at www.ngas.com.

NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509
Proxy Statement

INTRODUCTION
          Your proxy is being solicited by the board of directors of NGAS Resources, Inc. for voting at our annual meeting of shareholders. The meeting will be held at 625 Howe Street, Suite 700, Vancouver, British Columbia, Canada V6C 2T6 on Thursday, June 24, 2010 at 2:00 p.m. (PDT). This proxy statement and the accompanying proxy card and 2009 annual report are being mailed on or about May 5, 2010 to holders of record of our common stock. Only shareholders as of the close of business on April 29, 2010, the record date for the meeting, are entitled to vote at the meeting or any adjournment. Each share of our common stock held on the record date entitles the holder to one vote on each matter that properly comes before the meeting. We urge you to vote your shares at your earliest convenience to ensure that you will be represented.
VOTING PROCEDURES
How to Vote
          There are four ways of voting on the proposals for the annual meeting: You may vote in person at the annual meeting, or you may vote before the meeting by granting a proxy if you hold shares in your own name or by submitting voting instructions to your broker, bank or other nominee if your shares held in street name. Most shareholders will have a choice of voting without attending the meeting in one of the following three ways:
•	By Mail: Complete and return your proxy or voting instruction card in the postage-paid envelope provided with this proxy statement;

•	By Telephone: Call the telephone number on your proxy or voting instruction card to vote by telephone. You will need to follow the instructions on the card and the voice prompts; or

•	Online: Go to the website listed on your proxy or voting instruction card to vote online. Follow the instructions on the card and the designated website.
          Voting instructions for each of these methods are included in the accompanying proxy card provided by our transfer agent to shareholders of record or the voting instruction card furnished by your broker, bank or other nominee if you hold shares in street name. The procedures for online or telephone voting are designed to authenticate your identity and accurately record your vote on each proposal.
Changing Your Vote
          You may change your vote before your proxy is used. If you voted online or by telephone, you may change your vote using the original voting procedures or voting in person at the meeting. If you voted by mail, you may revoke your proxy by delivering a new signed proxy card or a written revocation to us or our transfer agent no later than two business days before the meeting or by attending the meeting and voting in person.
Voting Shares Held in Street Name
          Brokers and other financial institutions holding shares in street name for customers are not permitted to vote on non-routine items if they have not received instructions from the beneficial owners. Beginning this year, the election of directors is no longer considered a routine item. The only routine item at this year’s annual meeting is the ratification of auditors. If you hold shares in street name, they will not be voted on the other three proposals unless you provide instructions to your broker by mail, telephone or online.
Quorum Requirements
          As of the record date for the meeting, there were 33,521,512 shares of our common stock issued and outstanding. The holders of at least one-third of the outstanding common shares, present in person or by proxy, will constitute a quorum for conducting the meeting.
Voting Requirements
          Passage of the voting items for the size of our board, the issuance of common shares under our convertible notes and warrants and the ratification of auditors requires approval by a majority of the votes cast at the meeting, in person or by proxy. Directors are elected by plurality vote. All shares represented at the meeting by properly executed proxies will be voted as specified and will be voted FOR the item if no specification is made. However, if your shares are held in street name and you do not provide voting instructions, they will be treated as broker nonvotes. All broker nonvotes will count for the quorum requirement but not for approval or disapproval of any non-routine voting item.

VOTING ITEM 1 — FIXING THE SIZE OF THE BOARD
          Our governing articles provide for the size of the board of directors to be fixed by vote of the shareholders at each annual meeting, subject to the board’s authority to increase its size by up to one-third between annual meetings. At last year’s annual meeting, the size of our board of directors was increased from four to five members, and Paul R. Ferretti was elected to fill the new seat. As described in Voting Item 2, the nominating and corporate governance committee of our board has recommended a slate for election at this year’s meeting comprised of the five incumbent directors plus a sixth nominee, B. Allen Connell, to serve as an additional non-management director. Accordingly, the board is proposing an increase in its size from five to six members. The board recommends that shareholders vote “FOR” this proposal.
VOTING ITEM 2 — ELECTION OF DIRECTORS
Nomination of Directors
          The current term of each incumbent director expires at the 2010 annual meeting. The board’s nominating and corporate governance committee is responsible for recommending nominees for election by our shareholders and candidates to fill any vacancies on the board between annual meetings of shareholders. See “Governance of the Company — Committees of the Board.” Based on the committee’s recommendations, our board has nominated each incumbent director and an additional candidate for election to the board during a term expiring at the 2011 annual meeting or when their successors are elected or appointed. Each of the nominees has agreed to serve if elected. A summary of their business experience and background is provided below, together with their key qualifications considered by the nominating and corporate governance committee in making its recommendations.
Incumbent Board Nominees
          William S. Daugherty, age 55, has served as our President, CEO and member of our board since September 1993, as well as our Chairman of the Board since 1995. He has also served as the Chairman of NGAS Production Co., our operating subsidiary (NGAS Production), since 1984, as well as the President and Chief Executive Officer of NGAS Production until 2005. Mr. Daugherty currently serves as the Governor of Kentucky’s Official Representative to the Interstate Oil and Gas Compact Commission and as a member of the Board of Directors of the Independent Petroleum Association of America. He also serves on the Unconventional Resources Technology Advisory Committee and the Eastern Kentucky University Foundation Board. Mr. Daugherty is a past president of both the Kentucky Oil and Gas Association (KOGA) and the Kentucky Independent Petroleum Producers Association. He holds a B.S. Degree from Berea College, Berea, Kentucky. Mr. Daugherty is the founder of NGAS Production, which we acquired from him in 1993. Since that time, he has recruited the other members of our management team and guided our development, both operationally and in representing the company within our industry, the investment community and with state and national policymakers on energy issues.
          Paul R. Ferretti, age 63, has served as a member of our board of directors and various committees of the board since June 2009. His career has spanned three decades, initially as an energy analyst and more recently as an investment banker with a focus on small to mid-cap exploration and production companies. Since 2008, Mr. Ferretti has served as a Managing Director and Head of Energy Investment Banking at Wunderlich Securities, Inc., a regional broker-dealer. Prior to joining Wunderlich, he spent four years with Ferris, Baker Watts, Inc., where he was Senior Vice President—Energy Investment Banking, two years as First Vice President—Institutional Sales at Maxim Group, Inc. and two years as a Managing Director at Ladenburg Thalman & Company. Mr. Ferretti’s equity research career started in 1973, with senior positions in energy research at firms including Wasserstein Perella & Co., ABN AMRO, Inc., Rodman & Renshaw, Inc. and Dillon, Read & Co. He holds a B.S. Degree in Economics from Brooklyn College in Brooklyn, New York. Mr. Ferretti brings a broad range of industry-specific experience to the board, enabling him to actively participate in evaluating our financial and operating risk metrics and mitigation strategies, as well as our financing opportunities and strategies.
          James K. Klyman, age 55, has served as a member of our board of directors and various committees of the board since 1992. For the past fifteen years, Mr. Klyman has worked in various executive capacities with computer software firms specializing in digital media, computer and electronic arts. He holds a B.A. Degree from York University, Toronto, Canada. Among the current members of the board, Mr. Klyman has the longest tenure, which predates our acquisition of NGAS Production and provides a representative link with the company’s original shareholder constituency We are organized at the parent company level in British Columbia, where Mr. Klyman has strong business and community ties, enabling him to keep the board informed on corporate governance, regulatory, taxation or other regional issues that could affect our business.

          Thomas F. Miller, age 64, has served since 2004 as a member of our board and its audit committee. Since 2004, he has served as Chief Operating Officer of Rural Development and Finance Corporation, a provider of housing development and community loans in the border region of Texas and on Indian reservations in Montana. Prior to joining that organization, Mr. Miller served for two years as Senior Vice President of Low Income Investment Fund, a provider of investment capital for affordable housing and community facilities. From 1973 through 2001, he was engaged in various economic development, job creation and poverty reduction projects, initially with Kentucky Highlands Investment Corporation, a development venture capital group, where he served as President for ten years, followed by fifteen years of service with the Ford Foundation, both in the United States and East Africa. Before entering project finance, Mr. Miller was employed by Arthur Andersen & Co. for five years. He received his CPA certificate in 1972 and holds a B.A. Degree from Marietta College, Marietta, Ohio. From his extensive background in project finance, Mr. Miller brings a unique and valuable skill set to the board, including a keen understanding of community dynamics in southern Appalachia. As a CPA, he is also highly qualified to lead our audit committee in evaluating our internal controls and financial reporting process.
          Steve U. Morgan, age 55, was appointed to our board in June 2008. He has served since 1993 as the President and CEO of First & Farmers National Bank and President of its parent company, Albany Bancorp, Inc. He previously held senior management positions with several regional banks in Florida and Kentucky. Mr. Morgan is currently the Chairman of the Clinton County Library Board and has served as a member of the Somerset Community College Advisory Board, the Board of Directors of the Clinton County Industrial Authority and other community organizations. He holds a B.S. Degree in Banking from Western Kentucky University in Bowling Green, Kentucky. Mr. Morgan brings expertise to the board in disciplines including financial reporting, corporate governance, risk management and community relations. As a Kentucky resident and regional banker with a long history of community service, he also has a deep understanding of the regulatory, political and cultural environment in the Commonwealth, where we are headquartered and focused operationally. In addition, Mr. Morgan qualifies as a financial expert and serves in that capacity on our audit committee.
Additional Board Nominee
          B. Allen Connell, age 69, served as Vice President and Director of Investor Relations of Carrizo Oil & Gas, Inc. from 2000 until September 2008, followed by a consultancy until March 2009. Prior to joining Carrizo, he spent 35 years in the brokerage and investment banking business, based in Dallas, Texas, with a focus on exploration and production companies. During that period, Mr. Connell served in various capacities, including High Net Worth Sales, Institutional Sales, Sales Manager and Resident Manager, primarily with Kidder, Peabody & Co. from 1968 to 1986 and with Smith Barney & Co. from 1988 to 1999. He has also been personally involved in the oil and gas business as a working interest and royalty owner for over 25 years. Mr. Connell is a Distinguished Military Graduate of the Virginia Military Institute, Lexington, Virginia, with a B.S. Degree in Civil Engineering. Mr. Connell has been recruited for a new seat on our board based on his extensive involvement in the exploration and production sector and his high regard among its participants.
Vote Required
          Under our governing articles, directors are elected by plurality vote. Accordingly, the six nominees receiving the greatest number of votes cast will be elected as directors. However, our board has adopted a majority vote policy that provides for any nominee receiving more “withheld” votes than “for” votes in a non-contested election to submit a resignation, which may be accepted or declined by the balance of the board in its sole discretion. The board recommends that shareholders vote “FOR” each of the nominees.
Voting Item 3 — Approval of Share Issuances under Convertible Notes and Warrants
Background
          Since the last shareholders meeting, we completed several initiatives to strengthen our balance sheet and improve liquidity. During the third quarter of 2009, we substantially reduced our credit facility debt with proceeds from the sale of gas gathering assets and a related equity raise (2009 financing). We further increased our financial flexibility in January 2010 by restructuring our convertible debt (note restructuring), which was scheduled to mature before the end of the year. The 2009 financing was structured as a registered direct placement of common shares and warrants (2009 warrants), netting approximately $6.1 million. In the note restructuring, we retired the entire $37 million of our outstanding 6% convertible notes due December 15, 2010 (retired notes) in exchange for $28.7 million in new amortizing convertible notes due May 1, 2012 (exchange notes), together with a combination of cash, common shares and warrants (exchange warrants).

          Our common stock is traded on the Nasdaq Global Select Market, and we are subject to the ongoing listing standards of the Nasdaq Stock Market. Nasdaq Listing Rule 5635 requires shareholder approval for the issuance of securities in connection with a transaction other than a public offering that involves or could potentially involve 20% or more of a listed company’s shares for less than the market or book value of the stock at the time of the transaction (20% rule).
          Although the note restructuring was priced above market, the shares underlying the exchange notes and exchange warrants are issuable at prices below our book value of $3.67 per share and substantially exceed 20% of our outstanding common shares at the time of the transaction. In addition, the exchange notes require monthly amortization installments in cash or stock, and the agreements for the note restructuring (exchange agreements) allow the holders to participate in certain future financings. These features could increase the amount of stock otherwise issuable in connection with the note restructuring. The 2009 financing was also priced below book value but involved less than 20% of our outstanding shares at the time of the transaction. However, the 2009 warrants include antidilution provisions that could increase the number of shares issuable upon exercise, potentially causing the total share count for the 2009 financing to exceed the 20% threshold.
          To ensure compliance with the Nasdaq 20% rule, the exchange agreements limit the total number of common shares issuable under the exchange notes and exchange warrants, coupled with the shares issued in the note restructuring, to 19.99% of our shares outstanding on the date of the agreements (share cap) until we obtain shareholder approval for future share issuances in connection with the note restructuring. The exchange agreements also require us to use our best efforts to obtain shareholder approval for those future share issuances, which will have the effect of eliminating the share cap for the note restructuring. The 2009 warrants have a similar share cap, which will also be eliminated upon approval of this voting item.
Exchange Notes
          General Terms. On January 12, 2010, we issued the holders of retired notes an aggregate of $28.7 million principal amount of exchange notes, together with the additional consideration provided under the exchange agreements. This resulted in the extinguishment of the company’s obligations under the retired notes. Interest accrues on the exchange notes at 6% per annum, payable in cash at the beginning of each calendar quarter. In addition to the interest coupon, the exchange notes retain many features of the retired notes, with several significant changes, including a 16-month extension of the final maturity date, the elimination of weighted average antidilution provisions and the addition of principal amortization requirements. These terms are summarized below.
          Conversion by Holders. The exchange notes are convertible at the option of the holders into our common stock at a conversion price of $2.18 per share, reflecting a premium of 11% above the closing share price on the date of the exchange agreements. Conversions of exchange notes are subject to certain volume limitations and adjustments for certain fundamental change transactions or any share recapitalization. Accrued and unpaid interest through the conversion date is payable in cash. Upon any partial conversion of exchange notes at the option of the holders, the principal amount converted will be deducted from the next principal amortization payments.
          Amortization Requirements. Beginning in June 2010, we are required to make 24 monthly principal amortization payments on outstanding exchange notes. Subject to certain volume limitations and other conditions, including the right of each holder to defer any installment payment to maturity, we may elect to pay all or part of each principal installment in common stock, valued at the lesser of $2.18 per share or 95% of the 10-day volume-weighted average price of the stock (VWAP) ending on the second business day prior to the installment date. Any installment payment or partial payment in common shares is subject to certain true-up adjustments. Under the true-up provisions of the exchange notes, if the 20-day VWAP following an installment payment or partial payment in stock differs from the share value applied to that payment, any shortfall will be settled in stock, and any excess will be applied to reduce the principal amount of the outstanding exchange notes.
          Redemption at the Company’s Option. At our option, we may elect to redeem exchange notes if the closing price of our common stock exceeds 175% of the conversion price for each of 20 trading days in any period of 30 consecutive trading days. In that event, holders will be entitled to a cash payment equal to the principal amount of exchange notes called for redemption plus accrued and unpaid interest, together with a “make-whole” payment for interest that would have accrued on redeemed notes from the redemption date through the maturity date, discounted to present value using the published yield on two-year Treasury notes. Subject to certain volume limitations and other conditions, holders will be entitled to convert exchange notes called for redemption in lieu of these payments.

          Covenants and Events of Default. The exchange notes are subject to customary non-financial covenants and remedies upon specified events of default. The covenants include restrictions on share repurchases or distributions without the consent of a majority-in-interest of the note holders and limitations on future issuances of certain types of preferred stock or variable interest securities. Subject to customary grace and cure periods in certain cases, events of default include delisting of our common stock, failure to pay interest or principal installments or to honor conversion or other material obligations under the exchange notes or certain other indebtedness, the rendering of unbonded judgments above specified limits and certain events of bankruptcy or insolvency.
          Redemption at the Holders’ Option or at Maturity. At the option of the holders, the exchange notes are redeemable in cash upon any event of default at 125% of their principal amount or upon any change of control at 110% of their principal amount. Alternatively, holders may convert their exchange notes in connection with any change of control and receive either common shares based on the price of our stock at that time or the consideration that would be received for the underlying shares in the change of control transaction. Any exchange notes that are neither redeemed nor converted prior to maturity will be repayable in cash plus accrued and unpaid interest at maturity.
          Participation Rights. The exchange agreements provide the holders of exchange notes with participation rights for up to 25% of the securities offered in certain financing transactions we may undertake during the period ending July 12, 2011. The participation rights do not apply to certain qualifying public offerings, business acquisitions or strategic transactions. In addition, a holder’s participation rights will lapse if they no longer own at least 75% of their original exchange notes. Under the Nasdaq 20% rule, any common shares acquired by note holders upon exercise of their participation rights could be aggregated with the other shares issuable in connection with the note restructuring. Accordingly, by eliminating the share cap, shareholder approval of this voting item could have the effect of enabling note holders to exercise participation rights that would otherwise be unavailable.
Exchange Warrants and Other Exchange Consideration
          In addition to the exchange notes issued in the note restructuring, the holders of retired notes received cash payments of approximately $2.7 million, an aggregate of 3,037,151 common shares and exchange warrants. The exchange warrants are exercisable until January 12, 2015 for a total of 1,285,038 common shares at $2.37 per share, subject to adjustment upon certain fundamental change transactions or any share recapitalization. The exercise price is payable in cash as long as the underlying shares may be resold without restriction under the Securities Act of 1933 (Securities Act). At any time that resales would be restricted under the Securities Act or when physical settlement would exceed the share cap for the note restructuring, the exchange warrants provide for “cashless exercise” on a net settlement basis.
Risks Associated with the Note Restructuring
          While the note restructuring reduced our outstanding convertible debt by $8.3 million and extended the final maturity of the debt until May 2012, the monthly principal amortization requirements under the exchange notes could adversely affect us. Under an amendment to our credit agreement entered in connection with the note restructuring, we may not receive any upstream dividends from NGAS Production for principal installments on the exchange notes if they would cause our revolving debt to exceed 80% of the facility’s borrowing base. In view of scheduled and anticipated borrowing base reductions, this could limit our ability to make amortization payments on the exchange notes in cash. On the other hand, certain provisions of the exchange notes could potentially limit our ability to make amortizing payments in common stock. In addition to the share cap for the note restructuring, the exchange notes have provisions known as “blockers” that prohibit us from issuing any shares to a holder that would increase its beneficial ownership of our stock above 4.99% of the outstanding common shares. Under certain conditions, a holder may increase the blocker, but not above 9.99% of the outstanding common shares.
          To the extent we elect to pay amortization installments on outstanding exchange notes in shares of our common stock, their valuation at the lesser of $2.18 or 95% of their 10-day WVAP prior to the installment date could substantially increase the amount of stock required for that purpose. This risk is increased by the true-up provisions of the exchange notes. In addition, since all of the shares underlying the exchange notes and exchange warrants are eligible for public resale without restrictions, sales of substantial amounts of our common stock in the public market, or the perception that substantial sales may occur, could adversely affect prevailing market prices of the stock. Accordingly, the use of common shares for all or part of our monthly amortization payments under exchange notes could be dilutive to shareholders.

2009 Warrants
          On August 13, 2009, we closed the 2009 financing for 3.48 million units at $1.90 per unit. Each unit consisted of one share of our common stock and a warrant to buy 0.5 common share. The 2009 warrants are exercisable for a total of 1.74 million common shares at $2.35 per share during a four-year exercise period ending February 13, 2014. The exercise price is subject to weighted average antidilution adjustments if we issue common stock or rights to acquire common stock for less consideration than the prevailing exercise price of the 2009 warrants. This does not include securities outstanding at the time of the 2009 financing or securities issued under board-approved incentive plans, in a qualifying public offering or in certain business acquisitions or strategic transactions.
Share Caps
          Although the 2009 financing involved less than 20% of our total shares, based on approximately 27 million shares outstanding prior to the transaction, the weighted average antidilution provisions of the 2009 warrants could increase the total shares issuable upon their exercise above the 19.99% threshold when added to the shares originally issued in the transaction. Since the 2009 financing was priced below our reported book value at the time of the transaction, the 2009 warrants provide for “cashless exercise” on a net settlement basis if physical settlement would have the effect of exceeding the share cap threshold.
          At the time we entered into the exchange agreements, we had approximately 30.5 million common shares outstanding. Based on 19.99% of that share count, the share cap for purposes of the note restructuring amounts to approximately 6.1 million shares. Although the note restructuring was priced above market, the shares underlying the exchange notes and exercise warrants are issuable at prices below our book value of $3.67 per share at December 31, 2009, and the total number of underlying shares substantially exceeds the 20% threshold. Accordingly, both the exchange notes and exchange warrants have share caps pending shareholder approval of this voting item. In accordance with Nasdaq policies under the 20% rule, the exchange agreements restrict participants in the note restructuring from voting on this proposal. Any transferee of their shares will also be bound by these voting restrictions unless the transfer occurs on the open market in a brokered transaction.
Reasons for Shareholder Approval
          The retired notes were issued in December 2005 and were convertible into our common stock at an initial conversion price of $14.34 per share, reflecting historically high commodity and share prices in the aftermath of Hurricane Katrina. The transaction was approved by our shareholders at the 2006 annual meeting, and the conversion price of the retired notes was subsequently reduced to $11.16 under their weighted average antidilution provisions. None of the retired notes were ever converted, and none of the warrants issued in that financing were exercised. Based on the scheduled maturity of retired notes, we reclassified their entire carrying amount as a current liability on our balance sheet at December 31, 2009. We entered into the note restructuring to extend the maturity of our convertible debt and create a flexible repayment structure with the potential for replacing part of the debt with equity at a premium to the stock price at the time of the transaction.
          The exchange agreements require us to use our best efforts to obtain shareholder approval at the next annual meeting for all future share issuances under the exchange notes and exchange warrants. If obtained, shareholder approval of this voting item will eliminate the share cap for those share issuances, as well as the separate share cap for future issuances under the 2009 warrants. If not obtained, we will be required under the exchange agreements to resubmit this proposal at subsequent annual or special meetings of our shareholders. The exchange agreements and other documents for the note restructuring and the 2009 financing are included as exhibits to our current reports on Form 8-K filed with the SEC on January 11, 2010 and August 10, 2009, respectively. You may obtain copies of these documents from us at no charge upon request. See “Where You Can Find More Information.”
Vote Required
          Approval of this Voting Item — 3 for future share issuances under the exchange notes, exchange warrants and 2009 warrants requires the affirmative vote by holders of a majority of our common shares voting on the proposal in person or by proxy. The board recommends that you vote “FOR” the proposal.

VOTING ITEM 4 — RATIFICATION OF AUDITORS
Background
          The audit committee of our board has appointed has Hall, Kistler & Company LLP (Hall Kistler) as the independent registered accounting firm to audit our consolidated financial statements for 2010 and our internal controls over financial reporting, and our board has ratified the selection. Hall Kistler has audited our consolidated financial statements each year since 2006, when we changed our generally accepted accounting principles (GAAP) from Canadian to U.S. GAAP. Because all of our operations are conducted in the United States through NGAS Production and its subsidiaries, we also prepare financial statements for NGAS Production and its subsidiaries in accordance with U.S. GAAP. For each year since 1998, those financial statements were also audited by Hall Kistler.
Vote Required
          Ratification of our engagement of Hall Kistler to act as our independent registered public accounting firm for the 2010 audit cycle requires the affirmative vote by holders of a majority of our common shares voting in person or by proxy at the meeting. The board recommends that shareholders vote “FOR” the proposal to ratify the engagement of Hall Kistler
INDEPENDENT AUDITOR FEES AND SERVICES
          Our audit committee annually reviews and pre-approves the audit, review and permitted non-audit services to be provided during the next audit cycle by the company’s independent auditors. As part of that process, the audit committee reviews and approves a budget for each of those services. The pre-approval covers the term of the annual audit cycle. If any additional services or increases in a pre-approved budget are proposed during the term of an audit cycle, they are subject to further review and pre-approval procedures by the audit committee. As part of its annual or interim pre-approval process for these services and fees, the audit committee requires confirmation from the auditors whether, in their view, their services are consistent with applicable auditor independence requirements. The engagement of Hall Kistler for the audit of our 2010 consolidated financial statements was approved by the audit committee, subject to ratification by our shareholders. The audit committee’s approval covers audit fees we will incur for these services from Hall Kistler during the 2010 audit cycle.
          The total fees billed for professional services rendered by Hall Kistler for the audit of our consolidated financial statements and internal controls over financial reporting and the review of our quarterly condensed consolidated financial statements were $111,250 for the 2009 audit cycle and $105,210 for 2008. We did not pay any fees to Hall Kistler for assurance, tax consulting, information technology or other products or services during the last two years.
AUDIT COMMITTEE REPORT
          The audit committee oversees our internal controls and financial reporting process on behalf of the board. In fulfilling its oversight responsibilities, the audit committee reviews the effectiveness of internal controls, the quality of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In conducting its review for the 2009 audit cycle, the committee discussed these issues with management and our independent auditors. The committee also reviewed the written disclosures from our auditors required by the Public Company Accounting Oversight Board Rule 3526 relating to their independence and held discussions with representatives of the auditors, with and without the presence of management, on the matters involving auditing standards covered by the Statement on Auditing Standards No. 114, as well as the results of their audit and the overall quality of our financial reporting. Based on its review and discussions, the audit committee recommended to the board that our audited consolidated financial statements for the year ended December 31, 2009 be included in our annual report on Form 10-K for 2009.
This report is submitted on behalf

of the audit committee by:	James K. Klyman	Thomas F. Miller	Steve U. Morgan

GOVERNANCE OF THE COMPANY
Corporate Governance
          Structure. Our business is managed under the direction of our board of directors and its committees. Our general policy is for all major decisions to be considered by the board as a whole. The board performs its oversight function through meetings of its members and its committees. Directors are expected to attend all meetings of the board and the committees on which they serve, and to devote the time needed to fulfill their responsibilities. During 2009, our board took action at meetings or by consent on a total of twelve occasions. Each incumbent director participated in all of those activities and attended our 2009 annual meeting of shareholders.
          Director Independence. Our board currently has one member from management, William S. Daugherty, our President and Chief Executive Officer (CEO), and four non-management directors, Paul R. Ferretti, James K. Klyman, Thomas F. Miller and Steve U. Morgan. The board has determined that each of its non-management members meets the criteria for independence under our Nasdaq listing standards. Because of his management role, Mr. Daugherty is not considered an independent director and does not sit on any committees of the board.
          Board Leadership. Under our governing articles, the board may appoint one of its members as Chairman to preside at meetings of the board and the shareholders and to take the initiative in proposing the agenda for board meetings. These functions are separate from the day-to-day management role of the CEO but may be performed by the same person. Mr. Daugherty has served since 1995 as our Chairman of the Board as well as CEO since 1993. The board believes this leadership structure furthers its oversight objectives and capabilities by taking advantage of Mr. Daugherty’s operating experience and perspective in setting priorities and addressing critical issues. By designating a single leader who is directly accountable to the board and the shareholders, the structure enables the CEO to maintain essential links between the board and other members of management in implementing strategic plans and policies adopted by the board. Based on these advantages and the strong personal history Mr. Daugherty brings to the board as the founder of NGAS Production, the board does not believe any corporate governance benefit would be achieved for the company or its shareholders by requiring its Chairman to be an independent director.
          Risk Management Oversight. Our risk management program is overseen by the full board as an integral part of its strategic planning to identify and address the operational, financial, personnel, technological and regulatory risks inherent in our business. The independent directors receive periodic updates from senior management to broaden their understanding of our risk identification, management and mitigation strategies. In addition, the audit committee of our board meets periodically with management to discuss major financial risk exposures and the steps being taken to monitor and control those exposures. Our management regularly evaluates these controls and updates the audit committee on their status and effectiveness. The committee’s conclusions are periodically reported to the full board.
          Communications. As a general policy, our management speaks for the company. Under this policy, our senior executives are responsible for establishing effective communications with the company’s shareholders, industry partners, suppliers and contractors, employees, advisers, regulators, community groups and various other constituencies that are involved in our day-to-day business. Members of our audit committee meet periodically with our auditors and independent petroleum engineers, with and without participation by management. Non-management members of the board may also communicate individually with other constituencies from time to time at the request or with the knowledge of senior management. Shareholders or other parties interested in communicating with the non-management directors as a group or with the board may contact us by writing to Shareholder Administration at our corporate offices in Lexington, Kentucky or by using the contact procedures provided on our website. See “Where You Can Find More Information.”
Committees of the Board
          Nominating and Corporate Governance Committee. The nominating and corporate governance committee of our board is responsible for recommending nominees for election to the board by our shareholders and candidates to fill any vacancies on the board between annual meetings of shareholders. The committee is comprised of Paul R. Ferretti, James K. Klyman and Thomas F. Miller. During 2009, the committee held one meeting. The qualifications considered by the committee in assessing director candidates include:
•	Understanding of the dynamics involved in managing a publicly held organization, as reflected in a proven record of competence and accomplishments in business, education or the professions;

•	Reputation for exercising sound and objective business judgment and for conducting themselves with the highest personal and professional ethics, values and integrity;

•	Willingness to maintain a committed relationship with the company as a director and a genuine interest in representing its shareholders overall;

•	Desire and ability to spend the time required to function effectively as a director; and

•	Resolve to independently analyze matters presented for consideration in a fair and open-minded manner and in the best interests of the company’s shareholders.
          The committee is also responsible for overseeing the board’s self-evaluation process. This involves periodically reviewing and evaluating the processes and performance of the board and its members to identify areas where their effectiveness may be refined or improved. As part of this function, the committee assesses the manner and process by which major matters are brought to the board for authorization. The committee also oversees administration of the company’s code of ethics and maintains procedures for the receipt and resolution of any complaints received by the company on matters addressed by the code or on director nominations or other corporate governance matters.
          Audit Committee. The audit committee of our board oversees our internal controls and financial reporting process. During 2009, the audit committee took action at meetings or by consent on five occasions. The committee is comprised of James K. Klyman, Thomas F. Miller and Steve U. Morgan. Mr. Miller serves as audit committee chairman. The board has determined that both Mr. Miller and Mr. Morgan meet the financial expert criteria adopted by the SEC for financial accounting experience and expertise. As part of its oversight process, the committee is responsible for the following audit related matters:
•	Appointment and retention of the independent certified public accountants to audit our annual financial statements for each audit cycle;

•	Review and evaluation of the written disclosures from the auditors to confirm their independence;

•	Approval of the company’s compensation arrangements with the auditors for each audit cycle;

•	Oversight of the work performed by the auditors in connection with their audit services; and

•	Review and resolution of any disagreements between management and the auditors on financial reporting matters.
          The audit committee also periodically reviews and assesses our internal controls and procedures. In this capacity, the committee is responsible for the following functions:
•	Monitoring the company’s internal controls and financial reporting process;

•	Assessing whether the internal controls over financial reporting provide reasonable assurances on the reliability of our financial reporting and the preparation of our financial statements;

•	Discussing the results of their review with management and representatives of our auditors;

•	Making recommendations to the board on external reporting of our audited financial statements; and

•	Maintaining procedures for the treatment of any complaints received by the company on accounting, internal accounting controls or auditing matters.
          Compensation Committee. The compensation committee of our board is responsible for establishing compensation levels for executive officers of the company. The committee is comprised of James K. Klyman and Steve U. Morgan. During 2009, the committee took action at meetings or by consent on four occasions. The committee’s responsibilities include:
•	Defining the compensation philosophy of the company and assisting in the development and implementation of those policies;

•	Establishing the general framework for executive compensation and incentives, both long and short term, to achieve the goals of the company’s compensation philosophy;

•	Annually reviewing and approving corporate goals and objectives and evaluating the performance of the CEO and other members of senior management in light of those goals and objectives;

•	Establishing the annual base salary, incentive compensation and any other compensation for the CEO and reviewing the recommendations of the CEO for compensation of the other members of senior management;

•	Reviewing and approving recommendations of senior management for annual compensation of mid-level management personnel and other key employees;

•	Administering the company’s incentive stock and stock option plans and discharging the duties imposed on the committee under those plans; and

•	Reviewing and evaluating with management the Compensation Discussion and Analysis with a view to determining whether its inclusion in the annual proxy statement should be recommended to the board.
          Committee Charters and Code of Ethics. Our board has adopted a nominating and corporate governance charter, an audit committee charter and a code of ethics in accordance with our Nasdaq listing standards. You may obtain a copy of these committee charters and code of ethics from us without charge. Printable versions are also available on our website. See “Where You Can Find More Information.”
Director Compensation
          We reimburse our non-management directors for the expenses they incur in attending meetings of the board or its committees. We also provide compensation in several forms to our non-management directors, primarily reflecting their responsibilities on various committees of the board. The following table provides information on compensation awarded to our incumbent non-management directors during 2009.
Director Compensation Table

					Pension
				Non-	Value and
				Equity	Nonqualified
	Fees			Incentive	Deferred	All
	Earned			Plan	Compen-	Other
	or Paid	Stock	Option	Compen-	sation-	Compen-
Name	In Cash	Awards	Awards	sation	Earnings	sation	Total
Thomas F. Miller	$10,000	$20,000	—	—	—	—	$30,000

Paul R. Ferretti	10,000	15,000	—	—	—	—	25,000

Steve U. Morgan	10,000	15,000	—	—	—	—	25,000

James K. Klyman	10,000	15,000	—	—	—	—	25,000
MANAGEMENT
Executive Officers
          The following table lists our executive officers, together with their ages as of the date of this proxy statement and their tenure with the company.

Name	Age	Position	Since
William S. Daugherty	55	President and CEO	1993
		Chairman of the Board	1995

Michael P. Windisch	35	Chief Financial Officer	2002

William G. Barr III	60	Vice President	2004
		Executive Vice President	2010

D. Michael Wallen	55	Vice President	1995
		Executive Vice President	2010
Biographical Information
          Information about Mr. Daugherty is provided above under the caption “Voting Item 2 — Election of Directors.” The business experience of our other executive officers is summarized below.

          Michael P. Windisch has served as Chief Financial Officer of NGAS and NGAS Production since 2002. Prior to that time, he was employed by PricewaterhouseCoopers LLP, participating for five years in the firm’s audit practice. He was recently named Regional Financial Executive of the Year by the Institute of Management Accountants and Robert Half International. Mr. Windisch is a member of the American Institute of Certified Public Accountants and holds a B.S. Degree from Miami University, Oxford, Ohio, where he serves on the Advisory Board of the Department of Finance.
          William G. Barr III is an Executive Vice President of NGAS and the Chief Executive Officer of NGAS Production. He has served as a Vice President of NGAS since 2004 and as a Vice President of NGAS Production from 1993 until being appointed its CEO in 2005. Mr. Barr has more than 30 years of experience in the corporate and legal sectors of the oil and gas industry. Before joining NGAS Production, he served in senior management positions with several oil and gas exploration and production companies and built a significant natural resource law practice. Mr. Barr currently serves as Governing Member Trustee for the Energy & Mineral Law Foundation. He also serves as President of KOGA and as a member of its Board of Directors, as well as Vice Chairman of the Kentucky Gas Pipeline Authority. He received a Juris Doctorate from the University of Kentucky, Lexington, Kentucky.
          D. Michael Wallen is an Executive Vice President of NGAS and the President of NGAS Production. He served as a Vice President of NGAS since 1997 and as a Vice President of NGAS Production between 1995 and September 2005, when he was appointed as its President. For six years before joining NGAS Production, he served as the Director of the Kentucky Division of Oil and Gas. He has more than 25 years of experience as a drilling and completion engineer for various exploration and production companies. Mr. Wallen recently served as President of KOGA and currently serves as a member of its Board of Directors and Executive Committee. He has also served as President of the Eastern Kentucky Section of the Society of Petroleum Engineers and as the Governor’s Representative to the Interstate Oil & Gas Compact Commission. Mr. Wallen holds a B.S. Degree in Physics from Morehead State University, Morehead, Kentucky.
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy
          Our compensation philosophy is focused on retaining our executive talent and providing incentives for their delivery of superior operating results. We are an independent exploration and production company operating in a high demand, capital intensive environment. We specialize in unconventional natural gas plays, principally in the southern Appalachian Basin, which has historically been dominated by coal mining interests. We assemble and generate our own geological prospects in this region, where we have established expertise and recognition. Our success in executing our business strategy is dependent on the operating experience of our senior management and the professional relationships they have developed over more than two decades with industry partners, suppliers and mineral interest owners in this region. Our compensation program is designed to encourage the dedication of senior management and recognize their contributions in developing our oil and gas properties and maintaining a sound capital structure to support an expanding asset base. We set the following overall goals as the framework for implementing this program:
•	Provide market competitive compensation opportunities and incentives designed to retain and motivate highly qualified personnel;

•	Link annual compensation to both individual performance and company-wide results, with a view to balancing the relationship between executive compensation and performance in the best interests of our shareholders;

•	Allocate the components of our compensation packages to reflect competitive market conditions and strategic business needs; and

•	Expose incentive compensation levels to performance risk, and correlate annual awards to the achievement of both short-term results and the implementation of business initiatives aimed at ensuring long-term success.
Compensation Elements
          General. Our executive compensation program is designed to provide a competitive mix of both current and long-term payouts. The program is implemented by the compensation committee of our board, which has sole authority to determine the compensation components and amounts for our named executive officers, including our CEO. The components of our executive compensation program are comprised of the following elements:

•	Base salary;

•	Annual incentive bonuses;

•	Long-term equity based incentives in the form of stock awards and stock option grants;

•	Medical and other employee benefits and perquisites; and

•	Long-term retention payouts and post-termination benefits following any change in control of the company.
          Allocation Among Compensation Elements. In determining executive compensation for the year, the committee considers the total amount to be paid or earned by each officer from all forms of compensation. The size and proportion of each element is based primarily on an assessment of individual and company performance in the prior year and the company’s operating budget in the current year. We believe it is appropriate to expose a significant part of executive compensation to performance risk, depending upon seniority. Since our business is subject to a high degree of commodity price volatility that can affect the market price of our common stock in either direction, we do not include stock price levels among our performance criteria. In allocating among compensation elements, however, we do consider prior equity based incentive awards and current stock and stock option holdings by our senior management.
          To validate the competitiveness of our executive compensation packages, we also consider publicly available executive compensation data from a mix of comparably sized exploration and production companies. Although we review all components of their reported compensation programs, based on their prior year’s proxy statements, we generally focus on a tally of their executive base salaries and cash payouts, without regard to equity based compensation, in view of wide variations in the mix of compensation elements among these companies and the lack of uniformity in their equity based programs. In addition, because the committee uses peer group comparisons solely as an end point to validate our market competitiveness, any disparities between the committee’s determinations and the mid-range of peer group payouts have not resulted in any changes to the amounts or mix of compensation paid to our named executive officers.
          The following table summarizes the relative size of base salary, annual and long-term incentive awards and other compensation paid or earned for the last three years by the executive offices of the company (named executive officers), including our CEO and principal financial officer (CFO). Percentages for stock awards and stock option grants reflect grant date fair values determined in accordance with the FASB Accounting Standards Codification Topic (ASC) 718. Assumptions used to value the awards are summarized in footnote 11 to the consolidated financial statements included in our 2009 annual report. The percentages in the column for non-equity incentive plan compensation in 2009 reflects payouts earned at the end of a five-year retention period under long-term incentive agreements entered with each of the named executive officers in February 2004. See “Potential Payments Upon Termination or Change in Control” below

		Percentage of Total Compensation
						Non-Equity
						Incentive	All
						Plan	Other
Name and		Base		Stock	Option	Compen-	Compen-
Principal Position	Year	Salary	Bonus	Awards	Awards	sation	sation
William S. Daugherty	2009	35.9%	—	9.5%	—	51.5%	3.1%
CEO	2008	42.1	12.9%	5.4	35.5%	—	4.1
	2007	79.6	12.7	—	—	—	7.7

Michael P. Windisch	2009	32.7	—	11.1	—	53.5	2.7
CFO	2008	32.4	14.0	6.6	43.6	—	3.4
	2007	75.5	18.7	—	—	—	5.8

William G. Barr III	2009	34.7	—	9.1	—	53.2	3.0
Vice President	2008	37.9	14.2	6.0	39.3	—	2.6
	2007	76.6	15.6	—	—	—	7.8

D. Michael Wallen	2009	34.5	—	9.0	—	52.9	3.6
Vice President	2008	37.7	14.1	5.9	39.1	—	3.2
	2007	75.4	15.3	—	—	—	9.4

          Base Salary. Base salary is the component of cash compensation established annually, without any contingencies, at levels we believe are competitive within our industry sector. Base salaries for our executive officers are intended to reflect the scope of their responsibilities, their tenure with the company, expertise, sustained individual performance and contributions to the overall workload and achievements of the senior management team. This is the foundation of our compensation program, since most other components are generally determined in relation to base salary. The correlation is indirect for annual and long-term equity based incentives and direct for potential payments under our executive retention and change in control program, which are established under various conditions as a multiple of base salary and bonus.
          In determining base salaries for our executive officers, the compensation committee is guided by recommendations from the CEO, including recommendations for his own base salary. The committee may develop changes to those recommendations, with or without the participation of the CEO, to maintain an equitable internal apportionment for seniority and other appropriate considerations. Base salaries for our named executive officers were maintained during 2007 at the same rates in effect for the prior year. During 2008, base salaries were increased over those levels by 14% for our CEO, 67% for our CFO and 18% for our other named executive officers. The higher percentage increase for our CFO in 2008 reflected his tenure with the company after several years of compensation below market rates. During 2009, base salaries for our named executive officers were maintained at the same rates in effect during 2008. For each of these periods, the executive salary levels authorized by the committee were consistent with management’s recommendations.
          Cash Bonuses. Our cash bonus program is intended to provide annual incentives for our management team to make decisions that drive the development and growth of our business. The program is administered by our compensation committee with the objective of appropriately rewarding our executives in line with our overall performance and their individual contributions in implementing our operating and strategic plans. This process is similar to the committee’s procedures for setting executive base salary levels, with a starting point based on recommendations from the CEO. In assessing those recommendations, the committee uses its discretion and subjective judgment rather than fixed formulas, based on the following considerations:
•	Evaluation of the company’s quantitative financial and operating results, measured across a broad range of annual performance scales;

•	Realization of the company’s near and long-term strategic objectives;

•	Qualitative assessment of each officer’s contribution to our attainment of those performance goals;

•	Position of the executive within the company; and

•	Impact of industry and general economic conditions on our annual operating budget.
          Historically, our overall compensation program for senior management reflected below-market levels of cash compensation, balanced by equity incentives through stock awards and stock option grants as a major component of total compensation. Over the last several years, the growth in our business provided financial flexibility to place greater reliance on base salaries and, to a varying extent, on annual cash bonuses in relation to equity based incentive awards. In addition, although equity awards provide a means of reducing our cash compensation expenses while offering our senior management opportunities to increase their proprietary interest in the company, they may also involve adverse tax consequences for our executives. These factors, coupled with unprecedented volatility in the commodity and equity markets during the last three years, contributed to substantial adjustments in the weight placed on cash bonuses as a percentage of total compensation for our senior management.
          Despite solid financial and operating results achieved in 2008, which marked our sixth consecutive year of double-digit production growth, our cash bonus program and overall mix of executive compensation in 2009 was impacted by the difficult economic and market conditions faced at the start of the year. Since mid-2008, natural gas prices had fallen from over $9 per Mcf to less than $4 per Mcf, and the outlook remained uncertain. With over two decades of operating experience, our management had persevered through long periods of low commodity prices in the past, and we had taken advantage of our organizational flexibility during the second half of 2008 by adjusting our business strategy to deal with these conditions. For 2009, we planned on reducing our capital expenditure budget in line with anticipated cash flow from operations and returning to our proven drilling partnership model for sharing development costs on operating properties, with an early launch completed in February 2009. We also planned on monetizing part of our Appalachian gas gathering assets, which we completed later in the year, and continuing our ongoing program to cut overhead and operating costs.

          Against this background, the compensation committee determined that it would be inappropriate to grant any annual incentive bonus awards in 2009. Pending improvements in our liquidity, the committee also requested senior management to defer the cash payouts due in February 2009 upon vesting of their long-term incentive agreements, which had been entered under an executive retention and change in control program we adopted for a five-year term in February 2004. See “Potential Payments upon Termination or Change in Control” below. These cutbacks were offset in part by stock bonus awards made by the committee in March 2009 after the announcement of our operating results for the prior year. See “Long-Term Equity Incentives” below. The deferred cash payouts under management’s long-term incentive agreements were ultimately made later in the year as we completed several initiatives for strengthening our balance sheet and improving liquidity.
          The committee’s determinations on executive cash bonus payouts for 2008 were made in two stages, the first during January after assessing our operating results for the prior year, and the second in April after completing our 2007 audit cycle. These results included annual growth of 15% in production volumes, an increase in proved reserves to 105 Bcfe at the end of 2007, predominantly through drilling, an equity raise of over $25 million to support ongoing reserve and infrastructure development. We also sponsored 2007 drilling partnerships with outside capital of nearly $30 million for participation in both operated and non-operated wells and realized discretionary cash flow of $0.59 per share for the year.
          At that time of these evaluations, we were planning a further shift in our business model to retain all of our available working interests in new wells drilled on core properties, limiting our reliance on the drilling partnerships to non-operated initiatives during 2008. We were also ramping up our horizontal drilling project in our key Leatherwood field. Implementing these projects would entail a reduction in our contract drilling revenues and significant capital expenditure commitments. Based on these considerations and recommendations from the CEO, annual bonus awards for our named executive officers in 2008, while higher than the prior year, remained substantially below 2006 payouts. Overall, bonus awards during 2008 reflect reductions from 2006 levels of 64% for our CEO and Messrs. Barr and Wallen and 44% for our CFO.
          In setting cash bonus levels for 2007, the committee considered various benchmarks achieved by the company in the prior year. The committee also considered a number of challenges facing the company at the time of its 2007 deliberations. These included complexities encountered with ongoing infrastructural build-outs and disappointing results for the first phase of an exploratory project targeting the shallow New Albany shale formation on the eastern rim of the Illinois Basin in western Kentucky. At that time, the board was also assessing a shift in our business model to retain more of our available working interests in developing our core operated properties, with greater capital expenditure requirements for the higher interest wells planned for the year. Based on these considerations and recommendations from the CEO, annual bonus awards for our named executive officers in 2007 were substantially curtailed, with reductions of 83% for our CEO and Mr. Wallen, 81% for our CFO and 84% for Mr. Barr below their annual bonuses for 2006.
          Long-Term Equity Based Incentives. We maintain two equity incentive plans for the benefit of our officers, directors and employees. The first plan, adopted in 2001, provides for the grant of options to purchase an aggregate of up to 3 million common shares at prevailing market prices, vesting over a period of up to five years and expiring up to ten years from the date of grant. The second plan was adopted in 2003 and provides for the grant of stock awards and stock options for an aggregate of up to 4 million common shares. Stock awards may be subject to vesting conditions and trading restrictions at the time of grant. Option grants must be at prevailing market prices and may be subject to vesting requirements over a period of one or more years from the date of grant. Any unvested options granted under the plans are subject to accelerated vesting upon any change in control of the company, as defined below under the caption “Potential Payments upon Termination or Change in Control.”
          Decisions about grants under our equity incentive plans are generally made by the compensation committee after announcements of our annual and second quarter operating and financial results. This enables the committee to evaluate company-wide and individual performance in establishing the level of awards and also ensures that our current operating and financial information is publicly available before the grants are made. We do not time the granting of options or stock awards with any favorable or unfavorable news about the company. In March 2009, incentive awards were made for 125,000 common shares to our CEO and 100,000 common shares to each of our other named executive officers. Equity awards to senior management during 2008 were limited to option grants in April for the purchase of 100,000 common shares, bonus awards for 10,000 shares in August 2008 and contingent awards under long-term retention agreements adopted in December 2008, effective upon expiration of their existing long-term incentive agreements in February 2009. See “Potential Payments upon Termination or Change in Control” below. No stock awards or option grants were made to our senior management team during 2007.

          Employee Benefits and Perquisites. We provide certain perquisites designed to enhance the effectiveness of our executive officers and maintain the competitiveness of our overall compensation program. In general, our senior executives are provided with a company car or car allowance, club dues and access to company aircraft for business and occasional personal use. In addition, all of our employees, including the named executive officers, have health insurance coverage through the company and are entitled to contributions by the company under our 401(k) plan. The plan allows all eligible employees to defer up to 15% of their annual compensation through plan contributions, with matching contributions by the company up to 3% of the participating employees’ compensation, plus half of their plan contributions between 3% and 5% of annual compensation. Specific information about the incremental cost to the company of providing employee benefits and perquisites to our named executive officers is provided in Note 3 to the Summary Compensation Table on page 18 of this proxy statement.
Potential Payments upon Termination for Change in Control
          General. We have no employment agreements or termination arrangements with any of our executive officers other than arrangements for contingent payments and benefits they may earn under an executive retention and change in control program we adopted for a five-year term in February 2004 and renewed for an additional five years beginning in February 2009. The program was established for two primary purposes:
•	Encourage our senior management team to remain with the company for at least five years by providing a cash bonus and vesting of stock options at the end of the five-year retention period, with partial vesting after three years of the current renewal term; and

•	Create security for the executives but not an incentive to leave the company following any sale or other transaction that results in a change in control of the company.
          The terms of the program are covered by separate long-term incentive agreements, indemnification agreements and change of control agreements with each of our named executive officers. These agreements are summarized below and are referred to collectively in this proxy statement as the “management agreements.”
          Long-Term Incentive Agreements. The original long-term incentive agreements adopted in February 2004 entitled our named executive officers to incentive awards if they continued to serve as executive officers of the company until February 25, 2009 or any earlier termination of their employment without cause or resignation for good reason following a change in control of the company. For this purpose, a change in control, termination without cause or resignation for good reason have the same definitions used in the change of control agreements described below. The agreements provided for a cash bonus of one times the officer’s annual compensation for the year prior to payout and vesting of options granted to each officer in February 2004 for 200,000 common shares at an exercise price of $4.03 per share. These options had a one-year exercise period after vesting. Each of these management agreements vested in February 2009, although the cash payouts were deferred by our senior management team pending improvements in our liquidity. Those payouts were made during the third quarter of 2009 and amounted to $573,300 for our CEO, $409,800 for our CFO and $498,300 for Messrs. Barr and Wallen. The options covered by these agreements expired unexercised in February 2010.
          In December 2008, we entered into new long-term incentive agreements with our named executive officers for a five-year term ending in February 2014. These agreements provide for incentive payouts on the same terms as the original agreements, but with staged vesting (vesting percentage) established at 40% after the initial three years of the renewal term and the balance at the end of the five-year term or any earlier termination of their employment without cause or resignation for good reason following a change in control. The cash bonus component amounts to the vesting percentage of the officer’s annual compensation for the year prior to the vesting event. The stock option granted to each officer covers the same vesting percentages of 250,000 common shares at an exercise price of $1.51 per share. Once vested, the options will remain exercisable for two years.
          Change of Control Agreements. The change of control agreements are designed to encourage our executives to remain focused on our business during any change in control process and to assure their continued availability during the transition to new ownership following any change in control transaction. Any benefits under the change of control agreements with our executives require a double trigger, both a change in our control and either the termination of their employment without cause or their resignation for good reason after the change in control. For purposes of the management agreements, a change in control includes any of the following events:
•	the acquisition of 20% or more of our voting stock by any person or group;

•	the sale or lease of all or substantially all our assets to any person other than a subsidiary;

•	the approval by shareholders of any plan of liquidation or dissolution of the company, or

•	the reconstitution of our board during any period of twelve consecutive months with individuals who were not directors at the beginning of that period or whose nomination was not approved by a majority of the directors in office at the beginning of that period.
          The change of control agreements become operative for a fixed five-year period if a change in control occurs or the company enters into any arrangements for a transaction that would result in a change in control. During that period, the terms and conditions of the executive’s employment may not be adversely changed without the executive’s consent. This includes any involuntary change in the executive’s position, location, compensation or benefits. If any of these changes are implemented, or if new ownership fails to grant salary increases to a named executive officer at least substantially comparable with their other senior executives, the named executive officer may resign for good reason. In that event, the executive will be entitled to severance benefits equal to four times his annual compensation for the prior year, payable in a lump sum or installments at his election. These benefits will also be payable if the executive is terminated without cause by new ownership within five years after the change in control. Cause is defined in the management agreements as conviction of a felony of any nature or a misdemeanor involving embezzlement of corporate property.
          Indemnification Agreements. The indemnification agreements entitle our named executive officers to advancement or reimbursement of their legal expenses, to the fullest extent permitted by law, if they are involved in litigation as a result of performing services for the company or other enterprise at its request. The right to indemnification is conditioned on meeting a specified standard of care, generally requiring the officer to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company.
          Potential Long-Term Incentive Payout. If any of our named executive officers resign or are terminated for any reason before the expiration of the retention period under their current long-term incentive agreements, they will not be entitled to any severance benefits under any of the outstanding management agreements unless there has been a change in control triggering event. Based on their 2009 compensation, if our named executive officers remain with the company until a vesting event under their current long-term incentive agreements, they will be entitled to a retention bonus amounting to $506,250 for our CEO, $335,000 for our CFO and $410,000 for Messrs. Barr and Wallen, payable 40% in February 2012 and the balance in February 2014 or any earlier vesting after a change in control of the company.
          Change in Control Severance Benefits. In addition to benefits under the outstanding long-term incentive agreements, if any of our named executive officers resign for good reason or are terminated without cause within five years after any change in control of the company, they will be entitled to severance benefits under their change of control agreements with the company. Based on the compensation paid or earned by the named executive officers in 2009, this would amount to $2,025,000 for Mr. Daugherty, $1,340,000 for Mr. Windisch and $1,640,000 for both Mr. Barr and Mr. Wallen.
Tax Treatment of Compensation
          Performance-Based Compensation. For federal income tax purposes, publicly held companies may not take a tax deduction for annual compensation exceeding $1 million paid to an executive officer unless certain requirements for “performance-based” compensation are met under section 162(m) of the Internal Revenue Code. Under these rules, annual compensation to an executive in excess of $1 million will only be deductible by the company if it is paid:
•	Solely upon attainment of one or more performance goals:

•	Pursuant to a qualifying performance-based compensation plan; and

•	Material terms of the plan, including the performance goals, have been approved by shareholders before the payment of the compensation.
          Equity Awards. We are entitled to a federal income tax deduction from the grant of a stock award under our incentive stock and stock option plan in an amount equal to the market value of the awarded shares at the time of the grant or, if the grant is conditioned upon the lapse of time or other condition, at the time that condition is satisfied. For stock option awards, unless the recipient satisfies certain holding periods, the option will be treated as non-qualified for federal income tax purposes, entitling us to a deduction equal to the difference between the option exercise price and the market value of the stock on the date the option is exercised.

Compensation Related Policies
          Role of Peer Group Comparisons. We do not utilize outside consulting services or use any particular analytical tools, benchmarking or other strict formulas to establish our executive compensation levels or components by comparison to other companies. To validate the competitiveness of our executive compensation program, however, we review and consider publicly reported data from our industry sector at least annually. We focus on market data from a mix of comparably sized, publicly held exploration and production companies that may compete for executive talent or otherwise affect the expectations of industry participants and investors on executive pay. For our 2009 review, this “peer” group consisted of the following companies:

• Abraxas Petroleum Corp.	• Brigham Exploration Company
• Carrizo Oil & Gas, Inc.	• Delta Petroleum Corp.
• Gasco Energy Inc.	• Parallel Petroleum Corp.
• RAM Energy Resources, Inc.	• Warren Resources, Inc.
          In designing our executive compensation program, the compensation committee of our board considers comparator group data as an end point to validate the competitiveness of the company’s program, not as a starting point for determining the appropriate amounts or mix of compensation elements, which vary widely within this peer group. For that reason, the committee generally focuses on a tally of their reported base salaries and bonus payouts. Based on data from their 2008 proxy statements reviewed by the committee in its validation process, the tallies of these cash compensation components for 2007 averaged approximately $628,000 for their chief executive officers, $337,000 for their chief financial officers and $359,000 for their other named executive officers.
          Assuming a prorated payout over the five-year retention term of our management’s long-term incentives agreements, which vested and were funded in 2009, our executive payouts of these compensation components in 2009 were within the mid-range of the reported peer group averages. See “Compensation Elements — Long-Term Equity Based Incentives.” This supported the committee’s determination that our executive compensation program remains competitive under prevailing market conditions. Although we expect peer group comparisons to continue playing a role in gauging the competitiveness of our executive compensation packages, any disparities between the committee’s determinations and the mid-range of peer group payouts in future periods is not expected to directly impact the amounts or mix of compensation paid to our named executive officers.
          Stock Ownership Guidelines. We have a long-standing policy emphasizing the importance of stock ownership by our officers, directors and key employees. Since 1997, we have maintained shareholder-approved equity plans for recognizing their contributions through stock option grants and, beginning in 2003, through stock awards. These plans are administered by our compensation committee. See “Compensation Elements — Long-Term Equity Based Incentives.” Although we have no formal guidelines or requirements for specific ownership levels by the members of our senior management team, in reviewing their equity positions at the beginning of 2009, the compensation committee determined that our executives have moderate ownership levels compared to reported insider holdings among the same group of peer companies used in its 2009 compensation review. See “Role of Peer Group Comparisons” above.
          Trading Restrictions. We have established policies prohibiting our officers, directors and employees from trading in our securities while in possession of any material, non-public information or using proprietary information about the company for their personal benefit in any unlawful or inappropriate manner. As part of these policies, we impose blackout periods prior to our filing of periodic reports or other material information. Our policies also prohibit our officers, directors and employees from speculating in our stock. This includes short selling the stock, buying or selling publicly traded options for the stock, hedging or any other types of derivative arrangements that would have a similar economic effect.
COMPENSATION COMMITTEE REPORT
          Based on its discussions with senior management and evaluations, the compensation committee has recommended to the board that the preceding Compensation Discussion and Analysis be included in this proxy statement.

Members of the compensation committee:	James K. Klyman	Steve U. Morgan

EXECUTIVE COMPENSATION
          The tables listed below are presented in the following sections of this proxy statement to provide information about the compensation paid or earned by our CEO, CFO and other named executive offices for the years ended December 31, 2009, 2008 and 2007. The elements of compensation listed in the tables and the policies underlying their determination are described by category in the “Compensation Discussion and Analysis” section of this proxy statement (CD&A). The footnotes to the following tables provide additional information about the tabular disclosures. Unless otherwise indicated in the footnotes, these tables do not include any contingent or post-termination compensation that may be payable following a vesting event, including any change in control of the company, under a retention and long-term incentive program originally adopted during 2004. The management agreements covering that program are described in the CD&A section of this proxy statement under the caption “Potential Payments upon Termination or Change in Control.”
•	Summary Compensation Table

•	Grants of Plan Based Awards

•	Outstanding Equity Awards
Summary Compensation Table
          The following table summarizes all forms of compensation paid or earned by the CEO, CFO and other named executive officers during the last three years.

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred	All
						Plan	Compen-	Other
Name and Principal				Stock	Option	Compen-	sation-	Compen-
Position	Year	Salary	Bonus	Awards	Awards(1)	sation(2)	Earnings	sation(3)	Total
William S. Daugherty	2009	$400,000	$—	$106,250	$—	$573,300	—	$34,348	$1,113,898
CEO	2008	400,000	122,000	51,300	337,050	—	—	38,653	949,003
	2007	350,000	55,856	—	—	—	—	33,728	439,584

Michael P. Windisch	2009	250,000	—	85,000	—	409,800	—	20,900	765,700
CFO	2008	250,000	108,500	51,300	337,050	—	—	25,860	772,710
	2007	150,000	37,239	—	—	—	—	11,570	198,809

William G. Barr III	2009	325,000	—	85,000	—	498,300	—	27,936	936,236
Vice President	2008	325,000	122,000	51,300	337,050	—	—	22,700	858,050
	2007	275,000	55,856	—	—	—	—	28,020	358,876

D. Michael Wallen	2009	325,000	—	85,000	—	498,300	—	33,664	941,964
Vice President	2008	325,000	122,000	51,300	337,050	—	—	27,630	862,980
	2007	275,000	55,856	—	—	—	—	34,058	364,914

(1)	Reflects the grant date fair value of stock options, computed in accordance with ASC 718 Assumptions used in the valuations are discussed in footnote 11 to the consolidated financial statements included in our 2009 annual report.

(2)	Represents amounts vested and paid at the end of a five-year retention period under long-term incentive agreements entered with the named executive officers in February 2004. See “Compensation Discussion and Analysis — Potential Payments Upon Termination or Change in Control.”

(3)	Reflects:
•	matching contributions under the company’s 401(k) plan;

•	dues for club memberships, which are provided primarily for business use but recorded in their full amounts;

•	personal use of company automobile or car allowance provided by the company; and

•	personal use of the company’s aircraft, as calculated under the incremental cost method, which includes the incremental cost of items such as fuel, maintenance, airport and pilot services.
     The following table provides a breakdown of these amounts, which are provided under arrangements described in the Compensation Discussion and Analysis on page 15 of this proxy statement.

		Matching		Personal	Personal
		Contributions	Club	Automobile	Use of
		Under 401(k)	Membership	Use or	Company
Name	Year	Plan	Dues	Allowance	Aircraft
William S. Daugherty	2009	$9,800	$5,100	$17,394	$2,054
	2008	9,200	3,375	15,102	10,976
	2007	9,000	—	14,390	10,338

Michael P. Windisch	2009	9,800	5,100	6,000	—
	2008	9,200	4,500	6,000	6,160
	2007	7,490	4,080	—	—

William G. Barr III	2009	9,800	2,845	13,000	2,291
	2008	9,200	500	13,000	—
	2007	9,000	500	13,000	5,520

D. Michael Wallen	2009	9,800	5,100	15,934	2,830
	2008	9,200	4,500	13,930	—
	2007	9,000	4,080	13,378	7,600

Grants of Plan Based Awards
          The following table provides information on plan based awards to our named executive offices in 2009. The table does not reflect amounts that may be payable upon any termination of an executive officer without cause or his resignation for good reason within five years following any change in control of the company. See “Compensation Discussion and Analysis — Potential Payments Upon Termination or Change in Control.”

								All Other	All Other
		Estimated Future			Estimated Future			Stock	Option		Grant
		Payouts Under			Payouts Under			Awards:	Awards:		Date
		Non-Equity			Equity			Number	Number of	Exercise	Fair Value
		Incentive			Incentive			of	Securities	or Base	of
		Plan Awards			Plan Awards			Shares	Under-	Price of	Stock
		Thresh-		Maxi-	Thresh-		Maxi-	of Stock	lying	Option	and Option
	Grant	old	Target	mum	old	Target	mum	or Units	Options	Awards	Awards(1)
Name	Date	($)	($)	($)	($)	(#)	(#)	(#)	(#)	($)	($)
William S. Daugherty	03/4/09	—	—	—	—	—	—	125,000	—	N/A	$106,250
Michael P. Windisch	03/4/09	—	—	—	—	—	—	100,000	—	N/A	85,000
William G. Barr III	03/4/09	—	—	—	—	—	—	100,000	—	N/A	85,000
D. Michael Wallen	03/4/09	—	—	—	—	—	—	100,000	—	N/A	85,000

(1)	Reflects the grant date fair value of unrestricted stock awards, computed in accordance with ASC 718 based on the closing price of our common stock on the date of the awards.
Option Exercises and Stock Vested
          During 2009, none of our named executive officers exercised any stock options or acquired shares of our common stock upon vesting of any prior-year stock awards.
Outstanding Equity Awards
          The following table provides information about stock options held by our named executive officers as of December 31, 2009 and the status of their stock awards at year end.

	Option Awards					Stock Awards
								Equity Incentive
								Plan Awards
									Market or
									Payout
								Number of	Value of
			Equity Incentive				Market	Unearned	Unearned
			Plan Awards:			Number	Value of	Shares,	Shares,
			Number of			of Shares	Units or	Units or	Units or
	Number of	Number of	Securities			or Units	or Units	Other	Other
	Securities	Securities	Underlying			of Stock	of Stock	Rights	Rights
	Underlying	Underlying	Unexercised	Option		That	That	That	That
	Unexercised	Unexercised	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Options	Options	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)	(#)	(#)(1)	($)	Date	(#)	($)	(#)	($)
	Exercisable	Unexercisable
William S. Daugherty	200,000	—	—	$4.03	02/25/10	—	—	—	—
	150,000	—	—	7.04	08/18/10	—	—	—	—
	50,000	—	—	6.51	04/25/12	—	—	—	—
	—	50,000	—	6.51	04/25/12	—	—	—	—
	—	—	100,000	1.51	02/25/14	—	—	—	—
	—	—	150,000	1.51	02/25/16	—	—	—	—

Michael P. Windisch	200,000	—	—	4.03	02/25/10	—	—	—	—
	100,000	—	—	7.04	08/18/10	—	—	—	—
	50,000	—	—	6.51	04/25/12	—	—	—	—
	—	50,000	—	6.51	04/25/12	—	—	—	—
	—	—	100,000	1.51	02/25/14	—	—	—	—
	—	—	150,000	1.51	02/25/16	—	—	—	—

William G. Barr III	200,000	—	—	4.03	02/25/10	—	—	—	—
	150,000	—	—	7.04	08/18/10	—	—	—	—
	50,000	—	—	6.51	04/25/12	—	—	—	—
	—	50,000	—	6.51	04/25/12	—	—	—	—
	—	—	100,000	1.51	02/25/14	—	—	—	—
	—	—	150,000	1.51	02/25/16	—	—	—	—

D. Michael Wallen	200,000	—	—	4.03	02/25/10	—	—	—	—
	150,000	—	—	7.04	08/18/10	—	—	—	—
	50,000	—	—	6.51	04/25/12	—	—	—	—
	—	50,000	—	6.51	04/25/12	—	—	—	—
	—	—	100,000	1.51	02/25/14	—	—	—	—
	—	—	150,000	1.51	02/25/16	—	—	—	—

(1)	These options will be exercisable 40% on February 25, 2012 and 100% on February 25, 2014 or any earlier vesting event following a change in control of the company. See “Compensation Discussion and Analysis — Potential Payments upon Termination or Change in Control.”

STOCK OWNERSHIP AND RELATED MATTERS
5% Beneficial Owners and Management Ownership
          As of December 31, 2009, there were no beneficial owners of 5% or more of our common shares, based on filings with the SEC on Schedule 13G or Schedule 13D. The following table shows the amount of our common stock beneficially owned by each of our directors and named executive officers as of April [29], 2010. The address for each of our directors and executive officers is c/o NGAS Resources, Inc., 120 Prosperous Place, Suite 201, Lexington, KY 40509.

	Common Stock
	Beneficially		Percentage
Named Executive Officers and Directors	Owned		of Class
William S. Daugherty	1,034,807	(1)	3.06%
D. Michael Wallen	510,807	(1)	1.51
Michael P. Windisch	323,500	(2)	0.96
William G. Barr III	298,564	(1)	0.89
Thomas F. Miller	49,989	(3)	0.15
James K. Klyman	40,242	(3)	0.12
Steve U. Morgan	16,242	(4)	0.05
Paul R. Ferretti	8,242		0.02

All named executive officers and directors as a group (8 persons)	2,282,757	(5)	6.61%

(1)	Includes 250,000 shares issuable upon the exercise of vested stock options.

(2)	Includes 200,000 shares issuable upon the exercise of vested stock options.

(3)	Includes 20,000 shares issuable upon the exercise of vested stock options.

(4)	Includes 5,000 shares issuable upon the exercise of vested stock options.

(5)	Includes 995,000 shares issuable upon the exercise of vested stock options.
Compliance with Section 16(a) of the Exchange Act
          Based on a review of SEC filings, to disclose changes in beneficial ownership of our common stock, none of our directors or executive officers failed to file any required reports on a timely basis during 2009.
Security Holders
          As of April [29], 2010, there were 632 holders of record of our common stock. We estimate there were approximately 7,500 beneficial owners of our common stock as of that date.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          The following table shows the amounts owed to the company for unsecured loans to three of our named executive officers as of December 31, 2009. The loans were made in various increments during the period from 1998 through 2002. No specific repayment terms were established for the loans, which are unsecured and non-interest bearing, and no significant repayments of the outstanding balances have been made in recent years. See “Executive Compensation — Summary Compensation Table.”

	Involvement of	Largest Amount	Amount Outstanding
Name and Principal Position	Issuer or Subsidiary	Outstanding in 2009	at December 31, 2009
William S. Daugherty Chairman, President and CEO	Lender	$89,064	$89,064
William G. Barr III Executive Vice President	Lender	54,365	54,365
D. Michael Wallen Executive Vice President	Lender	28,000	28,000

OTHER MATTERS
          Our board has approved this proxy statement for soliciting shareholder approval at our 2010 annual meeting of the proposals to fix the size of the board, elect directors, approve share issuances under our convertible notes and warrants and ratify the appointment of auditors. The board knows of no other matters to be presented at the meeting. If any additional matters are properly presented, they will be acted upon in accordance with the discretion of the named proxy holder. The cost of soliciting proxies for the meeting will be borne by the company. We will request brokers, banks and other nominees to forward our proxy materials to the beneficial owners for their voting instructions and will reimburse the expenses they incur for that purpose.
SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
          Any proposal that a shareholder wishes to present for consideration at our 2011 annual general meeting must be received by the company at our principal executive offices no later than March 1, 2011. This date has been selected to provide adequate time to consider the proposal for inclusion in next year’s proxy materials.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and other reports and information with the SEC. You may request a copy of these filings at no cost by writing or calling us at our principal executive offices, located at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509. Our telephone number is (859) 263-3948. Printable versions of these reports, along with our code of ethics and board committee charters, are also available online at www.ngas.com.

Lexington, Kentucky	BY ORDER OF THE BOARD OF DIRECTORS
April [29], 2010

William S. Daugherty
Chairman of the Board, President
and Chief Executive Officer

NGAS Resources, Inc.
SHAREHOLDER INFORMATION

Annual Meeting Location
700 Standard Life Building
625 Howe Street, Suite 700
Vancouver, British Columbia V6C 2T6
Corporate Offices
NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509
859.263.3948 (phone)
859.263.4228 (fax)
email: ngas@ngas.com
website: www.ngas.com
Hours: 8:00 a.m. to 5:30 p.m. (Monday—Friday)
Transfer Agent and Registrar
Computershare Investor Services Inc.
510 Burrard Street, 3rd Floor
Vancouver, British Columbia
Canada V6C 3B9
604.689.9853 (phone)
604.689.8144 (fax)
www.computershare.com (website)
Hours: 8 a.m. – 4:00 p.m. (Monday–Friday)
Analyst Inquiries
Michael P. Windisch, CFO
NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509
859.263.3948 (phone)
859.263.4228 (fax)
ngas@ngas.com (email)
Registered and Records Office;
Canadian Counsel
Maitland & Company
700 Standard Life Building
625 Howe Street, Suite 700
Vancouver, British Columbia
Canada V6C 2T6
604.681.7474 (phone)
604.681.3896 (fax)
U.S. Counsel
Stahl & Zelmanovitz
747 Third Avenue, 33rd Floor
New York, New York 10017
212.826.6363 (phone)
212.826.6402 (fax)
Common Stock Listing
Nasdaq Global Select Market
Trading Symbol: NGAS
Newspaper Listing: NGAS
Shareholder Inquiries
Shareholder Administration
NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, Kentucky 40509
859.263.3948 (phone)
859.263.4228 (fax)
ngas@ngas.com (email)
www.ngas.com (website)

FORM OF PROXY CARD
Front:

NGAS RESOURCES, INC.
(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)
Proxy for the Annual General Meeting of Shareholders at 2:00 p.m. (PDT) on June 24, 2010, at
625 Howe Street, Suite 700, Vancouver, British Columbia, Canada V6C 2T6.
The undersigned hereby appoints and directs William S. Daugherty (or, alternatively, the following nominee of the undersigned:                          ) as proxy holder to vote the common shares held by the undersigned in NGAS Resources at its 2010 annual general meeting, and any adjournment, on the matters set forth below, as follows:

1.	Fixing the size of the board of directors at six:

	☐ FOR	☐ AGAINST

2.	Election of directors: William S. Daugherty, B. Allen Connell, Paul R. Ferretti, James K. Klyman, Thomas F. Miller and Steve U. Morgan

	☐ FOR ALL NOMINEES	☐ AGAINST

☐ FOR ALL NOMINEES, except the following:

3.	Approval of share issuances under convertible notes and warrants

	☐ FOR	☐ AGAINST

4.	Ratification of Hall, Kistler & Company, LLP as independent auditors for 2010

☐ FOR	☐ WITHOLD VOTE
This Proxy will be voted as specified. If no specification is made, it will be voted FOR the proposals and at the discretion of the proxy holder if any other business is properly brought before the meeting.

Back:

A Proxy will not be valid unless it is dated, duly executed and delivered to the office of Computershare Investor Services Inc., 510 Burrard Street, 3rd Floor, Vancouver, British Columbia, Canada V6C 3B9, not less than 48 hours (excluding weekends and holidays) before the date of the meeting. Any Proxy previously given by the undersigned for the meeting is hereby revoked.
Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.
DATED:                                          , 2010

SIGNATURE

Print Name (and title, if required)
(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on the card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)